Exhibit 99.1

Essential Properties Announces First Quarter 2019 Results

- Raised $234.6 Million in Net Proceeds from First Follow-On Offering of 14,030,000 Shares -

- Closed Investments of $118.2 Million at a 7.5% Weighted Average Cash Cap Rate -

- Same-Store Contractual Cash Rent Grew 1.8% in the First Quarter -

- Reiterates 2019 AFFO per Share Guidance Range -

May 8, 2019

PRINCETON, N.J.--(BUSINESS WIRE)--Essential Properties Realty Trust, Inc. (NYSE: EPRT; “Essential Properties” or the “Company”), today announced operating results for the three months ended March 31, 2019.

First Quarter 2019 Financial and Operating Highlights

•	Completed first follow-on offering in March of 14,030,000 shares at $17.50 raising $234.6 million in net proceeds
•	Ended the first quarter at 99.9% leased with a weighted average lease term (“WALT”) of 14.5 years and a weighted average rent coverage ratio of 2.8x
•	Grew Same-Store Contractual Cash Rents by 1.8%
•	Reduced top 10 tenant concentration to 30.7%, a 240 bps sequential decline
•	Invested $118.2 million in 51 properties at a 7.5% weighted average cash cap rate
•	Net income increased to $8.7 million, or $0.13 per share on a fully diluted basis
•	Increased Funds from Operations (“FFO”) to $18.6 million, or $0.29 per share on a fully diluted basis
•	Increased Adjusted Funds from Operations (“AFFO”) to $17.9 million, or $0.27 per share on a fully diluted basis
•	Net debt to Annualized Adjusted EBITDAre was 3.7x at quarter end

CEO Comments

Commenting on the first quarter results, Essential Properties’ President and Chief Executive Officer, Pete Mavoides, said, “The first quarter was transformative for the Company. Our first follow-on offering in March meaningfully increased our float and liquidity while further broadening of base of institutional investors. During the quarter, we continued to execute our investment strategy of sourcing relationship-driven sale-leaseback transactions with middle-market tenants, which served to further diversify our portfolio, lower our top 10 tenant concentration, and lengthen our weighted average lease term. In addition, the newer vintage nature of our portfolio helped drive both a 1.8% increase in same-store contractual cash NOI and strong occupancy with just one vacant asset at quarter-end. Lastly, with a low levered balance sheet and our recently expanded $600 million unsecured credit facility being fully available, we have ample capital capacity to execute on our growing investment pipeline into 2020.”

Financial Results

Total Revenue

Total revenue for the quarter ended March 31, 2019 increased to $31.1 million, as compared to $20.2 million for the same quarter in 2018.

Net Income

Net income for the quarter ended March 31, 2019 increased to $8.7 million, as compared to $1.1 million for the same quarter in 2018.

Funds from Operations

FFO for the quarter ended March 31, 2019 increased to $18.6 million, as compared to $8.2 million for the same quarter in 2018.

Adjusted Funds from Operations

AFFO for the quarter ended March 31, 2019 increased to $17.9 million, as compared to $7.4 million for the same quarter in 2018.

Dividend Information

As previously announced, on March 8, 2019 Essential Properties declared a cash dividend of $0.21 per share of common stock for the quarter ended March 31, 2019. The dividend was paid on April 16, 2019 to stockholders of record as of the close of business on March 31, 2019.

Net Investment Activity

Acquisitions

During the quarter ended March 31, 2019, Essential Properties invested $118.2 million in 51 properties in 35 separate transactions at a weighted average cash and GAAP cap rate of 7.5% and 8.4%, respectively. These properties are 100% leased with a WALT of 15.1 years. As a percentage of cash ABR, 77.6% of the Company’s acquisitions for the quarter ended March 31, 2019 came from sale-leaseback transactions, 47.1% were subject to a master lease and 100% are required to provide the Company with financial reporting.

Dispositions

During the quarter ended March 31, 2019, Essential Properties sold seven properties for $10.5 million, recording a net gain on these dispositions of $0.7 million. The disposition weighted average cash cap rate on the properties sold in the quarter ended March 31, 2019, all of which were leased at the time of sale, was 6.6%.

Portfolio Update

Portfolio Highlights

As of March 31, 2019, Essential Properties’ portfolio consisted of 711 freestanding net lease properties, which included three properties that secured mortgage notes receivable, with a WALT of 14.5 years and a weighted average rent coverage ratio of 2.8x. As of the same date, the portfolio was 99.9% leased by 172 tenants operating 197 different concepts across 44 states in 16 distinct industries. At quarter end, 91.7% of the Company’s cash ABR was generated from tenants that operate service-oriented or experience-based businesses, and 61.9% of its cash ABR was derived from properties subject to a master lease.

Leasing Activity

During the quarter ended March 31, 2019, the Company had one vacant property, which is currently being marketed for sale or lease. In addition, the Company signed one new lease without vacancy at a 108% recovery rate.

Capital Markets, Leverage and Balance Sheet and Liquidity

Capital Markets Activity

On March 18, 2019, the Company closed an underwritten public offering of 14,030,000 shares of its common stock, including 1,830,000 shares of common stock purchased by the underwriters pursuant to an option to purchase additional shares, at an offering price of $17.50 per share. In total, the Company received approximately $234.6 million in net proceeds from the transaction.

Leverage

As of March 31, 2019, the Company’s ratio of net debt to Annualized Adjusted EBITDAre was 3.7x.

Balance Sheet and Liquidity

Essential Properties had no outstanding borrowings under its $300 million unsecured revolving credit facility as of March 31, 2019. In addition, the Company had $114.0 million of cash and cash equivalents and restricted cash as of March 31, 2019.

On April 12, 2019, the Company amended its pre-existing credit facility to, among other things, i) increase the maximum aggregate initial original principal amount of revolving loans available to $400 million, ii) extend the term of the facility to four years from the date of amendment, iii) reduce the interest rate on the facility to LIBOR plus 1.25% to 1.85% and iv) permit the incurrence of an additional $200 million in term loans thereunder on a non-revolving basis. The amended credit facility includes an accordion feature to increase, subject to certain conditions, the maximum availability of the facility by up to $200 million.

2019 Guidance

The Company reiterates its previously issued expectation that 2019 AFFO per share on a fully diluted basis will be within a range of $1.11 to $1.15. This AFFO per share guidance equates to anticipated net income, excluding gains or losses on sales of property, of $0.50 to $0.54 per share, plus $0.63 to $0.64 per share of expected real estate depreciation and amortization, minus $0.02 to $0.03 per share related to non-cash items.

Conference Call Information

In conjunction with the release of Essential Properties’ operating results, the Company will host a conference call on May 9, 2019 at 10:00 a.m. EDT to discuss the results. To access the conference, dial (866) 682-6100. A live webcast will also be available in listen-only mode by clicking on the webcast link in the Investor Relations section at www.essentialproperties.com.

A telephone replay of the conference call can also be accessed by calling (877) 481-4010 and entering the access code: 47135. The telephone replay will be available through May 23, 2019.

A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available for 90 days. No access code is required for this replay.

Supplemental Materials

The Company’s Supplemental Operating & Financial Data—First Quarter Ended March 31, 2019 is available on Essential Properties’ website at investors.essentialproperties.com.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of March 31, 2019, the Company’s portfolio consisted of 711 freestanding net lease properties with a weighted average lease term of 14.5 years and a weighted average rent coverage ratio of 2.8x. As of the same date, the Company’s portfolio was 99.9% leased to 172 tenants operating 197 different concepts in 16 distinct industries across 44 states.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. When used in this press release, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.  Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and the Company may not be able to realize them. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur as described, or at all.

Additional information concerning factors that could cause actual results to differ materially from these forward-looking statements is contained from time to time in the company’s Securities and Exchange Commission (the "Commission”) filings, including, but not limited to, the Company’s Quarterly Reports on Form 10-Q. Copies of each filing may be obtained from the Company or the Commission. Such forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release.

The results reported in this press release are preliminary and not final. There can be no assurance that these results will not vary from the final results reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 that it will file with the Commission.

Non-GAAP Financial Measures and Certain Definitions

The Company’s reported results are presented in accordance with GAAP. The Company also discloses the following non-GAAP financial measures: funds from operations (“FFO”), adjusted funds from operations (“AFFO”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA further adjusted to exclude gains (or losses) on sales of depreciable property and real estate impairment losses (“EBITDAre”), adjusted EBITDAre, annualized adjusted EBITDAre, net debt, net operating income (“NOI”) and cash NOI (“Cash NOI”). The Company believes these non-GAAP financial measures are accepted industry measures used by analysts and investors to compare the operating performance of REITs.

FFO and AFFO

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales (which are dependent on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions).

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain items that it believes are not indicative of the Company’s core operating performance, including straight-line rental revenue, non-cash interest expense, non-cash compensation expense, other amortization and non-cash charges, capitalized interest expense and transaction costs. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. The Company believes that AFFO is an additional useful supplemental measure for investors to consider because it will help them to better assess the Company’s operating performance without the distortions created by non-cash and certain other revenues and expenses.

FFO and AFFO do not include all items of revenue and expense included in net income, nor do they represent cash generated from operating activities, and they are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. FFO and AFFO may not be comparable to similarly titled measures reported by other companies.

EBITDA and EBITDAre

The Company calculates EBITDA as earnings before interest, income taxes and depreciation and amortization. In 2017, NAREIT issued a white paper recommending that companies that report EBITDA also report EBITDAre. The Company computes EBITDAre in accordance with the definition adopted by NAREIT. NAREIT defines EBITDAre as EBITDA (as defined above) excluding gains (or losses) from the sales of depreciable property and real estate impairment losses. The Company presents EBITDA and EBITDAre as they are measures commonly used in its industry and the Company believes that these measures are useful to investors and analysts because they provide important supplemental information concerning its operating performance, exclusive of certain non-cash items and other costs. The Company uses EBITDA and EBITDAre as measures of its operating performance and not as measures of liquidity.

EBITDA and EBITDAre are not measures of financial performance under GAAP, and the Company’s EBITDA and EBITDAre may not be comparable to similarly titled measures reported by other companies. You should not consider EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

Net Debt

The Company calculates its net debt as our gross debt (defined as total debt plus net deferred financing costs on its secured borrowings) less cash and cash equivalents and restricted cash deposits held for the benefit of lenders. The Company believes excluding cash and cash equivalents and restricted cash deposits held for the benefit of lenders from gross debt, all of which could be used to repay debt, provides an estimate of the net contractual amount of borrowed capital to be repaid, which it believes is a beneficial disclosure to investors and analysts.

NOI and Cash NOI

The Company calculates NOI as total revenues less property expenses. NOI excludes all other items of expense and income included in the financial statements in calculating net income or loss. Cash NOI further excludes non-cash items included in total revenues and property expenses, such as straight-line rental revenue and other amortization and non-cash charges. The Company believes NOI and Cash NOI provide useful and relevant information because they reflect only those income and expense items that are incurred at the property level and present such items on an unlevered basis.

NOI and Cash NOI are not measures of financial performance under GAAP, and the Company’s NOI and Cash NOI may not be comparable to similarly titled measures reported by other companies. You should not consider the Company’s NOI and Cash NOI as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

Adjusted EBITDAre / Adjusted NOI / Adjusted Cash NOI

The Company adjusts EBITDAre, NOI and Cash NOI based on an estimate calculated as if all acquisition and disposition activity that took place during the current quarter had occurred on the first day of the quarter. The Company then annualizes these estimates for the current quarter by multiplying them by four, which it believes provides a meaningful estimate of the Company’s current run rate for all properties owned as of the end of the current quarter. You should not unduly rely on these measures as they are based on assumptions and estimates that may prove to be inaccurate. The Company’s actual reported EBITDAre, NOI and Cash NOI for future periods may be significantly less than these estimates of current run rates for a variety of reasons.

Cash ABR

Cash ABR means annualized contractually specified cash base rent in effect as of the end of the current quarter for all of the Company’s leases (including those accounted for as direct financing leases) commenced as of that date and annualized cash interest on its mortgage loans receivable as of that date.

Cash Cap Rate

Cash Cap Rate means annualized contractually specified cash base rent for the first full month after acquisition or disposition divided by the purchase or sale price, as applicable, for the property.

GAAP Cap Rate

GAAP Cap Rate means annualized rental income computed in accordance with GAAP for the first full month after acquisition divided by the purchase price, as applicable, for the property.

Rent Coverage Ratio

Rent coverage ratio means the ratio of tenant-reported or, when unavailable, management’s estimate based on tenant-reported financial information, annual EBITDA and cash rent attributable to the leased property (or properties, in the case of a master lease) to the annualized base rental obligation as of a specified date.

Essential Properties Realty Trust, Inc.

Consolidated Statements of Operations

	Three Months Ended March 31,
(in thousands, except share and per share data)	2019	2018
	(Unaudited)	(Unaudited)
Revenues:
Rental revenue[1,2]	$30,774	$20,093
Interest income on loans and direct financing leases	326	70
Other revenue	7	4
Total revenues	31,107	20,167

Expenses:
Interest	7,089	8,276
General and administrative	4,188	3,356
Property expenses[3]	1,247	347
Depreciation and amortization	9,120	6,468
Provision for impairment of real estate	1,440	1,849
Total expenses	23,084	20,296
Other operating income:
Gain on dispositions of real estate, net	676	1,232
Income from operations	8,699	1,103
Other income:
Interest	91	36
Income before income tax expense	8,790	1,139
Income tax expense	67	30
Net income	8,723	1,109
Net income attributable to non-controlling interests	(2,594)	—
Net income attributable to stockholders and members	$6,129	$1,109

Basic weighted average shares outstanding	45,240,246
Basic net income per share	$0.13
Diluted weighted average shares outstanding	64,640,054
Diluted net income per share	$0.13

1.	Includes contingent rent (based on a percentage of the tenant's gross sales at the leased property) of $349 and $515 for the three months ended March 31, 2019 and 2018, respectively.
2.	Includes reimbursable income from our tenants of $743 and $18 for the three months ended March 31, 2019 and 2018, respectively.
3.	Includes reimbursable expenses from our tenants of $743 and $18 for the three months ended March 31, 2019 and 2018, respectively.

Essential Properties Realty Trust, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)	March 31, 2019	December 31, 2018
	(Unaudited)	(Audited)
ASSETS
Investments:
Real estate investments, at cost:
Land and improvements	$451,459	$420,848
Building and improvements	956,497	885,656
Lease incentives	4,794	2,794
Construction in progress	2,460	1,325
Intangible lease assets	69,132	66,421
Total real estate investments, at cost	1,484,342	1,377,044
Less: accumulated depreciation and amortization	(60,230)	(51,855)
Total real estate investments, net	1,424,112	1,325,189
Loans and direct financing lease receivables, net	11,943	17,505
Real estate investments held for sale, net	3,765	—
Net investments	1,439,820	1,342,694
Cash and cash equivalents	109,113	4,236
Restricted cash	4,910	12,003
Straight-line rent receivable, net	16,615	14,255
Prepaid expenses and other assets, net	10,072	7,712
Total assets	$1,580,530	$1,380,900

LIABILITIES AND EQUITY
Secured borrowings, net of deferred financing costs	$504,727	$506,116
Revolving credit facility	—	34,000
Intangible lease liabilities, net	10,074	11,616
Dividend payable	16,145	13,189
Accrued liabilities and other payables	10,093	4,938
Total liabilities	541,039	569,859
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; 150,000,000 authorized; none issued and outstanding as of March 31, 2019 and December 31, 2018	—	—
Common stock, $0.01 par value; 500,000,000 authorized; 57,825,460 and 43,749,092 issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	571	431
Additional paid-in capital	805,139	569,407
Distributions in excess of cumulative earnings	(13,673)	(7,659)
Total stockholders' equity	792,037	562,179
Non-controlling interests	247,454	248,862
Total equity	1,039,491	811,041
Total liabilities and equity	$1,580,530	$1,380,900

Essential Properties Realty Trust, Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31,
(unaudited, in thousands except per share amounts)	2019	2018
Net income	$8,723	$1,109
Depreciation and amortization of real estate	9,097	6,467
Provision for impairment of real estate	1,440	1,849
Gain on dispositions of real estate, net	(676)	(1,232)
Funds from Operations	18,584	8,193
Adjustments:
Straight-line rental revenue, net	(2,903)	(1,650)
Non-cash interest expense	816	576
Non-cash compensation expense	1,226	178
Other amortization and non-cash charges	231	176
Capitalized interest expense	(25)	(53)
Transaction costs	—	8
Adjusted Funds from Operations	$17,929	$7,428

Net income per share[1]:
Basic	$0.13
Diluted	$0.13
FFO per share[1]:
Basic	$0.29
Diluted	$0.29
AFFO per share[1]:
Basic	$0.28
Diluted	$0.27

1.	Calculations exclude $155 from the numerator related to dividends paid on unvested restricted share awards.

Essential Properties Realty Trust, Inc.

Reconciliation of Non-GAAP Financial Measures

Three Months Ended
(in thousands)	March 31, 2019
Net income	$8,723
Depreciation and amortization	9,120
Interest expense	7,089
Interest income	(91)
Income tax expense	67
EBITDA	24,908
Provision for impairment of real estate	1,440
Gain on dispositions of real estate, net	(676)
EBITDAre	25,672
Adjustment for current quarter acquisition and disposition activity [1]	1,629
Adjustment to exclude certain percentage rent [2]	(263)
Adjusted EBITDAre - Current Estimated Run Rate	27,038
General and administrative	4,188
Adjusted net operating income ("NOI")	31,226
Straight-line rental revenue, net [1]	(3,089)
Other amortization and non-cash charges	229
Adjusted Cash NOI	$28,366

Annualized EBITDAre	$102,688
Annualized Adjusted EBITDAre	$108,152
Annualized Adjusted NOI	$124,904
Annualized Adjusted Cash NOI	$113,464

1.	Adjustment assumes all acquisitions and dispositions of real estate investments made during the three months ended March 31, 2019 had occurred on January 1, 2019.
2.	Adjustment excludes contingent rent (based on a percentage of the tenant's gross sales at the leased property) where payment is subject to exceeding a sales threshold specified in the lease.

Essential Properties Realty Trust, Inc.

Reconciliation of Non-GAAP Financial Measures

(dollars in thousands, except share and per share amounts)	March 31, 2019
Secured debt:
Series 2016-1, Class A	$254,020
Series 2016-1, Class B	17,243
Series 2017-1, Class A	226,223
Series 2017-1, Class B	15,669
Total secured debt	513,155

Unsecured debt:
Revolving credit facility [1]	—
Total unsecured debt	—
Gross debt	513,155
Less: cash & cash equivalents	(109,113)
Less: restricted cash deposits held for the benefit of lenders	(4,910)
Net debt	399,132

Equity:
Preferred stock	—
Common stock & OP units (76,882,012 shares @ $19.52/share as of 3/31/19) [2]	1,500,737
Total equity	1,500,737
Total enterprise value ("TEV")	$1,899,869

Net Debt / TEV	21.0%
Net Debt / Annualized EBITDAre	3.9	x
Net Debt / Annualized Adjusted EBITDAre	3.7	x

1.

The Company’s revolving credit facility provided a maximum aggregate initial original principal amount of up to $300 million as of March 31, 2019 and includes an accordion feature to increase, subject to certain conditions, the maximum availability of the facility by up to $200 million. In April 2019, the Company amended the facility to, among other things, i) increase the maximum aggregate initial original principal amount of revolving loans available to $400 million, ii) extend the term of the facility to four years from the date of amendment, iii) reduce the interest rate on the facility to LIBOR plus 1.25% to 1.85% and iv) permit the incurrence of an additional $200 million in term loans thereunder on a non-revolving basis.

2.	Common equity & units as of March 31, 2019, based on 57,825,460 common shares outstanding (including unvested restricted share awards) and 19,056,552 OP units held by non-controlling interests

Investor/Media:

Essential Properties Realty Trust, Inc.

Daniel Donlan

Senior Vice President, Capital Markets

609-436-0619

info@essentialproperties.com

Source: Essential Properties Realty Trust, Inc.